CONTACT INVESTOR RELATIONS
Randy Burkhalter  (713) 654-7502

NORAM ENERGY CORP. AND SUBSIDIARIES
(UNAUDITED)
(in thousands of dollars except per share amounts)

THREE MONTHS ENDED SEPTEMBER 30                           1995         1994
Operating Revenues                                    $  542,611   $  475,626(1)
Loss Before Income Taxes                              $  (26,597)  $  (37,747)

Net Loss                                              $  (14,284)  $  (21,657)
  Preferred Dividend Requirement                           1,950        1,950
Balance Available to Common Stock                     $  (16,234)  $  (23,607)
Per Share Data:
Net Loss                                              $    (0.13)  $    (0.19)
Weighted Average Common Shares Outstanding (000's)       124,103      122,442

NINE MONTHS ENDED SEPTEMBER 30
Operating Revenues                                    $1,996,601   $2,123,641(1)
Income Before Income Taxes                            $   54,160   $   47,905

Income Before Extraordinary Item                      $   30,640   $   27,455
Extraordinary Item, Less Taxes (2)                           (52)        (517)
Net Income                                                30,588       26,938
  Preferred Dividend Requirement                           5,850        5,850
Balance Available to Common Stock                     $   24,738   $   21,088
Per Share Data:
Income Before Extraordinary Item                      $     0.20   $     0.18
Extraordinary Item, Less Taxes                             (0.00)       (0.01)
Net Income                                            $     0.20   $     0.17
Weighted Average Common Shares Outstanding (000's)       123,604      122,401

TWELVE MONTHS ENDED SEPTEMBER 30
Operating Revenues                                    $2,731,286   $3,003,309(1)
Income From Continuing Operations Before Income Taxes $   91,918   $   49,463(4)

Income From Continuing Operations                     $   54,476   $   23,237(4)
Loss from Discontinued Operations, Less Taxes (3)         (2,102)        -
Income Before Extraordinary Item                          52,374       23,237
Extraordinary Item, Less Taxes (2)                          (658)        (898)
Net Income                                                51,716       22,339
  Preferred Dividend Requirement                           7,800        7,800
Balance Available to Common Stock                     $   43,916   $   14,539
Per Share Data:
Income From Continuing Operations                     $     0.38   $     0.13
Loss from Discontinued Operations, Less Taxes              (0.02)        -
Extraordinary Items, Less Taxes                             0.00        (0.01)
Net Income                                            $     0.36   $     0.12
Weighted Average Common Shares Outstanding (000's)       123,323      122,390

(1) Operating revenues for 1994 have been restated to include certain nonregulated revenues which previously were presented net of related expenses and reported below the operating income line.
(2)  Loss on reacquisition of debt.
(3) Principally settlement of litigation related to University Savings Association brought against the Company by the Resolution Trust Corporation.
(4) Includes contract termination charge ($34.2 million pre-tax and $20.9 million after-tax) from the fourth quarter of 1993.